UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Stratus Properties Inc.
(Name of registrant as specified in its charter)

Not Applicable
(Name(s) of person(s) filing proxy statement, if other than the registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED APRIL 7, 2016

Notice of Annual Meeting of Stockholders

                    , 2016

Date:	, 2016

Time:

Place:

Purpose:	• To elect two Class III director nominees named in the accompanying proxy statement or any others properly nominated in accordance with Section 13 of Article IV of our by-laws;

• To approve, on an advisory basis, the compensation of our named executive officers;

• To ratify the appointment of our independent registered public accounting firm;

• To vote on one stockholder proposal, if properly presented at the annual meeting; and

• To transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on , 2016 are entitled to notice of and to attend or vote at the annual meeting.

Proxy Voting:	Your vote will be especially important at the annual meeting. As you may be aware, Carl E. Berg has notified us that he intends to nominate two directors for election as Class III directors at the annual meeting in opposition to the two directors nominated by our board of directors. Our board of directors does not endorse any of Mr. Berg’s nominees and recommends that you vote FOR the election of each of the nominees proposed by our board of directors on the WHITE proxy card.

It is important that your shares be represented at the annual meeting whether or not you are personally able to attend. Accordingly, after reading the accompanying proxy statement, please promptly submit your proxy by telephone, Internet or mail as described on the WHITE proxy card.

If you vote using a proxy card sent to you by Mr. Berg, you can subsequently revoke it by following the instructions on the WHITE proxy card to vote by telephone or by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Only your latest dated proxy will count. Any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the accompanying proxy statement.

By Order of the Board of Directors.

KENNETH N. JONES
General Counsel & Secretary

, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2016.

i

ii

Stratus Properties Inc.

This proxy statement and the Company’s 2015 annual report to stockholders are available at

http://www.eproxyaccess.com/strs2016

Proxy Summary

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2015 performance, please review our 2015 annual report to stockholders (“2015 annual report”).

The 2015 annual report to stockholders, including financial statements, is first being sent to stockholders together with this proxy statement and form of proxy on or about                     , 2016.

2016 Annual Meeting of Stockholders

Time and Date:                     ,                     , 2016

Place:

Record Date:                     , 2016

Voting: Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on.

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page

1	Election of two Class III director nominees	FOR each nominee recommended by the board of directors	20

2	Advisory vote to approve the compensation of our named executive officers	FOR	43

3	Ratification of appointment of BKM Sowan Horan, LLP as our independent registered public accounting firm for 2016	FOR	46

4	Stockholder proposal, if properly presented at the annual meeting	AGAINST	46

Director Highlights (page 21)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees

William H. Armstrong III	51	1998	Chairman of the Board, President and Chief Executive Officer of Stratus Properties Inc.	No

James E. Joseph	55	2015	Dean of the Madden School of Business at Le Moyne College	Yes	Audit Compensation Nominating and Corporate Governance

James C. Leslie	60	1996	Private investor; President of Leslie Enterprises, L.P.	Yes	Audit Compensation

Michael D. Madden	67	1992	Managing Partner of BlackEagle Partners, LLC; Chairman of the Board of Hanover Advisors	Yes	Audit Compensation Nominating and Corporate Governance

Charles W. Porter	64	2012	Chief Operating Officer of MG Holdings Services, LLC; Advisor and Consultant to Moffett Holdings, L.L.C.	Yes	Audit Nominating and Corporate Governance

John C. Schweitzer	71	2016	President of Westgate Corporation	Yes	Audit Compensation

*	On March 25, 2016, the board appointed Mr. Schweitzer to serve as a Class II director and, effective as of the date of our 2016 annual meeting of stockholders, a member of each of the audit committee and compensation committee.

2015 Performance Highlights (page 28)

•	$15.3 million increase in operating income compared with 2014.

•	Net income attributable to common stock for 2015 of $12.2 million.

•

Approximately 25% increase in net asset value, the estimated current market value of our assets reduced by the book value of our tangible liabilities under generally accepted accounting principles, before income taxes, from December 31, 2014 to December 31, 2015.

•

Our common stock significantly outperformed the S&P 500 Stock Index, the Dow Jones U.S. Real Estate Index and a group of real estate related companies including Alexander & Baldwin, Inc., Consolidated-Tomoka Land Co., Forestar Group Inc., The Howard Hughes Corporation, Maui Land & Pineapple Company, Inc., The St. Joe Company and Tejon Ranch Co. over the five years ending December 31, 2015.

•	Completion of the sales of our Austin-area Parkside Village and 5700 Slaughter commercial properties.

•	Acquisition of our former partner’s interest in the W Austin Hotel & Residences and subsequent refinancing of the related debt.

•	Significant progress in the development of The Oaks at Lakeway retail project.

•	Commencement of construction on the initial phase of The Santal multi-family project in Barton Creek Section N.

•	Completion of the planning, engineering, and permitting necessary for the development of Barton Creek Section N.

Executive Compensation Highlights (page 28)

After receiving feedback from investors and reviewing the analysis of FPL Associates L.P., an independent compensation consultant, the compensation committee implemented the following changes to our executive compensation program in 2016:

•	Addition of a performance-based award to the long-term incentive program.

•	Application of a clawback policy to performance-vested restricted stock units.

•	Adoption of an anti-pledging policy applicable to our directors and executive officers, which applies prospectively.

•	Implementation of “double trigger” equity acceleration after a change of control.

In addition, the following best practices have historically been part of our executive compensation program:

•	Annual incentive bonus awards based on performance.

•	“Double trigger” cash payments after a change of control.

•	Retention of an independent compensation consultant as necessary.

•	Stock ownership guidelines applicable to executive officers.

•	No excise tax gross-ups in severance and change of control agreements.

Corporate Governance Highlights (page 12)

Our board of directors has carefully considered on many occasions our corporate governance structure and has implemented corporate governance practices that it believes are in the best interests of Stratus Properties Inc. (the “company”) and our stockholders. In 2012, our board of directors conducted a comprehensive review of our corporate governance practices which led to implementation of the following corporate governance policies and practices:

•	Appointment of a lead independent director by the independent directors of the board.

•	Adoption of corporate governance guidelines.

•	Formation of a nominating and corporate governance committee, comprised entirely of independent directors.

•	Approval of director stock ownership guidelines.

•	Implementation of annual performance evaluations of the board as overseen by the nominating and corporate governance committee.

In addition, our board of directors has carefully considered the principal takeover defenses that we have in place, including our classified board and stockholder rights plan. Our board determined that the company’s stockholder rights plan proactively assures that all of our stockholders receive fair and equal treatment in the event of a proposed acquisition of the company, guards against tactics to gain control of the company without paying all stockholders a premium for that control and enables all of the company’s stockholders to realize the value of their investment in the company. Our board of directors adopted the stockholder rights plan because it believed that it was in the best interest of stockholders and consistent with our board’s focus on increasing stockholder value. Our board believes that the classified board structure ensures that the company’s stockholders benefit from directors who are experienced in the company’s business, strategies, challenges and opportunities.

Our board determined that the company, as a small-cap issuer, should maintain its classified board structure and the stockholder rights plan because these defenses do not prevent a change of control but rather simply require a prospective purchaser to work with the existing board, which is in the best position to negotiate on behalf of and protect the interests of all of the company’s stockholders.

Consistent with our board’s ongoing assessment of our corporate governance practices, we recently implemented the following enhancements:

•	Appointment of two new independent directors to the board, who provide diverse new perspectives and expertise; 5 of our 6 current directors (83%) are independent.

•

Amendment and restatement of our stockholder rights plan to make it more effective in achieving its purposes described above. In addition, the amended and restated stockholder rights plan accelerates the expiration date of the rights by over one year from May 29, 2018 to March 9, 2017.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2016 annual meeting of stockholders because you owned shares of our common stock at the close of business on                     , 2016, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a WHITE proxy card or voting instruction form and the 2015 annual report, is being mailed to stockholders on or about                     , 2016. We have made the proxy statement and 2015 annual report available to you on the internet and we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

When and where will the annual meeting be held?

The annual meeting will be held at                     , on                     , 2016, at                     . You can obtain directions to the annual meeting at                     .

What should I bring if I plan to attend the annual meeting in person?

If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Stratus Properties Inc. common stock on the record date.

Who is soliciting my proxy?

Our board of directors, on behalf of the company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2016 annual meeting of stockholders, whether or not you attend in person. By completing, signing, dating and returning the WHITE proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed.

Carl E. Berg (“Mr. Berg”) has notified us of his intention to nominate two directors for election as Class III directors at the annual meeting in opposition to the two directors nominated by our board of directors, including our chief executive officer, whose experience and relationships in the Austin area have been central to the company’s ability to secure and maintain entitlements and successfully develop and sell its properties. Mr. Berg’s nominees have NOT been endorsed by our board of directors. You may receive proxy solicitation materials from Mr. Berg, including a proxy statement and proxy cards. We are not responsible for the accuracy of any information provided by or relating to Mr. Berg or the nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Mr. Berg or any other statements that Mr. Berg or his representatives have made or may otherwise make.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to (1) elect two Class III director nominees; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify the appointment of our independent registered public accounting firm; (4) consider one stockholder proposal, if properly presented at the annual meeting; and (5) consider any other matter that properly comes before the annual meeting.

Our board of directors recommends that you vote:

•	FOR the election of two Class III director nominees recommended by the board of directors in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the appointment of our independent registered public accounting firm; and

•	AGAINST the stockholder proposal, if properly presented at the annual meeting.

We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by signing, dating and returning a WHITE proxy card or submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any unanticipated matter not included in this proxy statement that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on                     , 2016, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of                     , 2016, the record date for the annual meeting, we had                      shares of common stock outstanding, each of which entitles the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the holders of a majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been mailed to you by us. You may submit your WHITE proxy and voting instructions via the internet or by mail as further described below. Your WHITE proxy, whether submitted via the internet or by mail, authorizes each of William H. Armstrong III and Kenneth N. Jones to act as your proxies at the annual meeting, each with the power to appoint his substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your WHITE Proxy and Voting Instructions via the Internet or over the telephone

•	Use the internet or telephone to submit your WHITE proxy and voting instructions 24 hours a day, seven days a week.

•	Please have your WHITE proxy card available and follow the instructions on the proxy card.

•	Submit Your WHITE Proxy and Voting Instructions by Mail

•	Complete, date and sign your WHITE proxy card and return it in the postage-paid envelope provided.

If you submit your WHITE proxy and voting instructions via the internet or telephone, you do not need to mail your WHITE proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed by the latest dated proxy received from you, whether submitted via the internet, telephone or by mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by telephone, if the bank, broker, trustee or other nominee offers these options or by completing, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares of our common stock held by beneficial owners, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

What does it mean if I get more than one proxy card?

Since Mr. Berg has submitted alternative director nominees in opposition to the two experienced directors nominated by our board, we will likely conduct multiple mailings prior to the annual meeting date to ensure stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card or voting instruction form with each mailing, regardless of whether you have previously voted. You may also receive multiple WHITE proxy cards if you hold shares in more than one account—please vote the WHITE proxy card for every account you own. The latest dated proxy you submit will be counted, and, IF YOU WISH TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS then you should only submit WHITE proxy cards.

What should I do if I receive a proxy card from Mr. Berg?

Mr. Berg has proposed two alternative director nominees for election at the annual meeting in opposition to the two directors nominated by our board, including our chief executive officer, whose experience and relationships in the Austin area have been central to the company’s ability to secure and maintain entitlements and successfully develop and sell its properties. We expect that you will receive proxy solicitation materials from Mr. Berg, including an opposition proxy statement and proxy card. Our board of directors recommends that you disregard it. We are not responsible for the accuracy of any information provided by or relating to Mr. Berg or his nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Mr. Berg or any other statements that Mr. Berg has made or may otherwise make. If you have already voted using the proxy card, you have every right to change your vote by completing and returning the enclosed WHITE proxy card or by voting by telephone or via the Internet by following the instructions provided on the enclosed WHITE proxy card. Only the latest proxy you submit will be counted. If you vote against Mr. Berg’s nominees using the proxy card, your vote will not be counted as a vote for either of the director nominees recommended by our board of directors, but will result in the revocation of any previous vote you may have cast on the WHITE proxy card. If you wish to vote pursuant to the recommendation of our board of directors, you should disregard any proxy card that you receive other than the WHITE proxy card. If you have any questions or need assistance voting, please call Innisfree M&A Incorporated, 501 Madison Avenue, 19th Floor, New York, NY 10022, our proxy solicitor, at 1-888-750-5834.

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, sign, date and return a WHITE proxy card or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your WHITE proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Because Mr. Berg has initiated a proxy contest, to the extent that Mr. Berg provides a proxy card or voting instruction form to stockholders in street name, none of the proposals will be discretionary. Broker non-votes, if any, will be counted towards a quorum. We encourage you to provide voting instructions on a WHITE proxy card to the bank, broker, trustee or other nominee that holds your shares by carefully following the instructions provided in their notice to you.

What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

No. 1: Election of two Class III director nominees	For or withhold on each director nominee	Plurality of shares voted	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 4: Consideration of the stockholder proposal included in this proxy statement, if properly presented at the annual meeting	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

Our directors are elected by a plurality of shares of our common stock voted. This means that the candidates receiving the highest number of “FOR” votes will be elected. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote, except as otherwise provided by statute, our certificate of incorporation or our by-laws. A properly executed card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum at the annual meeting, but will not be considered to have been voted for the director nominee.

As a result of Mr. Berg’s intention to propose two alternative director nominees in opposition to the two directors nominated by our board of directors, and assuming these nominees have not been withdrawn on or prior to the tenth day before we mail the Notice of Meeting and this proxy statement to our stockholders, there will be more than two nominees, resulting in a contested election. THE ONLY WAY TO SUPPORT BOTH OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS IS TO VOTE “FOR” THE BOARD OF DIRECTORS’ NOMINEES ON THE WHITE PROXY CARD. PLEASE DO NOT COMPLETE OR RETURN A PROXY CARD FROM MR. BERG, EVEN IF YOU VOTE “AGAINST” OR WITHHOLD ON HIS DIRECTOR NOMINEES. DOING SO MAY CANCEL ANY PREVIOUS VOTE YOU CAST ON THE COMPANY’S WHITE PROXY CARD.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before the annual meeting; (2) if you timely provide to us another proxy with a later date; or (3) if you are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

If you have previously submitted a proxy card sent to you by Mr. Berg, you may change your vote by completing and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your WHITE proxy card or voting instruction form. Submitting a proxy card sent to you by Mr. Berg will revoke votes you have previously made via the company’s WHITE proxy card.

How will we solicit proxies and who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at the annual meeting. We have retained Innisfree M&A Incorporated for an estimated fee of $             plus reimbursement of certain reasonable expenses that need not be approved by a vote of stockholders to assist in the solicitation of proxies and otherwise in connection with the annual meeting. Approximately 35 employees of Innisfree M&A Incorporated will solicit stockholders during the solicitation period. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2015 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. The question of reimbursement will not be submitted to a vote by stockholders. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors and officers. No additional compensation will be paid to directors, officers or employees for such solicitation efforts. Our aggregate expenses, including those of Innisfree M&A Incorporated, related to our solicitation of proxies, excluding salaries and wages of our regular employees, are expected to be approximately $            , of which approximately $             has been incurred as of the date of this proxy statement.

Appendix A sets forth information relating to those individuals who are considered “participants” in our solicitation under the rules of the Securities and Exchange Commission (“SEC”) by reason of their position as directors of the company.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he holds a proxy to vote at the annual meeting, in his discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

2017 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701 by                     , 2016.

If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by                     , 2017, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary as provided above, or access our by-laws on our website at www.stratusproperties.com under Investor Relations – Corporate Governance Documents. Failure to comply with the procedures and deadlines in our by-laws may preclude the presentation of your proposal at our 2017 annual meeting.

Background to the Solicitation

Mr. Berg has been a stockholder of the company since acquiring approximately 6.0% of our outstanding common stock on November 16, 1999. Mr. Berg subsequently acquired and disposed of shares of our common stock in a series of transactions, and currently owns 1,421,002 shares of our common stock, which is approximately 17.6% of our common stock outstanding as of March 18, 2016.

Bruce G. Garrison, a director designated by Mr. Berg, served on our board for approximately ten years from July 2002 to May 2012. Mr. Berg engaged our board of directors publicly in 2012 by notifying the company of his intention to nominate William H. Lenehan IV (“Mr. Lenehan”) for election to our board at our 2012 annual meeting of stockholders. After discussions with Mr. Berg and meetings with Mr. Lenehan and after considering his qualifications, skills and attributes, consistent with our board’s normal practice, our board nominated Mr. Lenehan to serve as a Class II director for a three-year term. Mr. Lenehan was not nominated for a second three-year term, and he served as a director through the end of his term at our annual meeting of stockholders on May 7, 2015.

In our Form 10-K for the year ended December 31, 2014, filed on March 16, 2015, we announced that our board of directors had unanimously approved a five-year plan to create value for stockholders by methodically developing certain existing assets and actively marketing other assets for sale at appropriate values. Mr. Lenehan voted in favor of the five-year plan. On April 20, 2015, we posted an investor presentation on our website detailing our board-approved five-year plan.

On December 8, 2015, Mr. Berg submitted a stockholder proposal for inclusion in the proxy materials relating to our 2016 annual meeting of stockholders. The proposal requested that our “board of directors immediately engage a nationally recognized investment banking firm to explore the prompt sale, merger or other business combination” of the company. Mr. Berg also advised the company of his intention to nominate two persons for election as directors at our 2016 annual meeting of stockholders.

On December 19, 2015, Mr. Berg emailed a letter to James E. Joseph and John G. Wenker, each of whom was appointed to our board on December 10, 2015, to discuss, among other things, the views he expressed in his stockholder proposal submission.

On January 8, 2016, Mr. Berg submitted notices of nomination for David M. Dean and Michael Knapp (together, the “dissident nominees”) for election to the board at our 2016 annual meeting of stockholders and in opposition to the two directors nominated by our board of directors. In connection with the notices, Mr. Berg notified the company that he and Mr. Dean had an agreement in principle pursuant to which Mr. Berg intended to sell to Mr. Dean approximately 45,000 shares of our common stock at a price of $18 per share. Additionally, Mr. Berg emailed a second letter to our board outlining his concerns over possible future action by the board.

On January 14, 2016, Mr. Berg, Mr. Dean and Mr. Knapp entered into a joint filing and solicitation agreement for statements on Schedule 13D. Pursuant to this agreement, Mr. Dean and Mr. Knapp agreed, among other things, not to “engage in any transaction in securities of the [c]ompany without the prior consent of Carl E. Berg,” to provide written notice of any purchase or sale of securities of the company and to “act together and cooperatively,” with Mr. Berg acting as the “primary decision maker” to seek election of Mr. Dean and Mr. Knapp. Mr. Berg agreed to reimburse the dissident nominees for expenses incurred in connection with their election.

On January 15, 2016, Mr. Berg filed the first joint filing for himself, Mr. Dean and Mr. Knapp. As of the date of the event which required such filing, January 7, 2016, neither of the dissident nominees beneficially owned any shares of our common stock, and Mr. Berg owned 17.6% of the shares of our common stock outstanding.*

On January 22, 2016, Capretta Properties Inc. (“Capretta”) sent a letter of intent to the company containing an unsolicited proposal to purchase a significant portion of our real estate properties for $435.0 million in cash, with all indebtedness to be retained by the company. The offer was subject to several contingencies, including Capretta’s proposal to make closing subject to completion of satisfactory due diligence, to be conducted only after entering into a definitive purchase agreement.

On January 28, 2016, we issued a press release confirming that our board was “carefully reviewing and considering the proposal” “in accordance with its fiduciary duties, and consistent with its commitment to maximize long-term stockholder value.”

On March 23, 2016, Mr. Wenker resigned from our board. On March 25, 2016, the board appointed John C. Schweitzer to serve as a Class II director and, effective as of the date of our 2016 annual meeting of stockholders, a member of each of the audit committee and compensation committee.

*	Based on 8,067,356 shares of our common stock outstanding as of October 30, 2015.

Corporate Governance

Board and Committee Meeting Attendance

Our board of directors held four regularly scheduled meetings and one special meeting during 2015. During 2015, each of our directors participated in 100% of the total number of our board meetings and the total number of meetings held by each committee of our board—four audit committee meetings, one compensation committee meeting and four nominating and corporate governance committee meetings—on which such director served during the periods of such director’s board membership and committee service. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Armstrong attended the 2015 annual meeting of stockholders.

Board Composition and Leadership Structure

As of the date of this proxy statement, our board of directors consists of six members, five of whom have been determined by our board to be independent as discussed below, and has primary responsibility for directing the management of our business and affairs. Mr. Armstrong, the chairman of our board of directors, is not considered an independent director because he is a member of our management team and receives compensation for his services to the company. Each of the directors other than Mr. Armstrong is independent, and our board believes that the independent directors provide effective oversight of management.

Our board of directors believes that Mr. Armstrong’s service as both chairman of our board and chief executive officer is in the best interest of the company and our stockholders. With over 20 years of leadership experience with the company, Mr. Armstrong possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses. His experience and relationships in the Austin area have been central to the company’s ability to secure and maintain entitlements and successfully develop and sell its properties. He is thus best positioned to develop agendas that ensure that our board’s time and attention are focused on the most critical challenges and opportunities facing the company. His combined role enables decisive leadership, ensures clear accountability, facilitates an efficient board process, and enhances our ability to communicate the company’s message and strategy clearly and consistently to our stockholders, employees and customers, particularly during times of uncertain economic and industry conditions.

Our board of directors recognizes the importance of having a strong independent board leadership structure to ensure accountability and to facilitate the effective performance of the board in its role of providing effective oversight of management. Accordingly, in 2013, our board established the position of lead independent director and appointed Mr. Madden to serve as lead independent director for a term of three years. In 2016, our board renewed Mr. Madden’s term as lead independent director for an additional three years to begin on April 1, 2016. The lead independent director serves as a liaison between Mr. Armstrong and the independent directors, works with Mr. Armstrong in setting the agendas for board meetings and, in the absence of Mr. Armstrong, chairs regular sessions of the board. The lead independent director also sets the agenda and presides at all executive sessions of the independent directors. The lead independent director may be removed or replaced at any time with or without cause by a majority vote of our independent directors. In addition, our three standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full board or management.

Board Committees

To provide for effective direction and management of our business, our board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the audit, compensation and nominating and corporate governance committees are composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our website at www.stratusproperties.com under Investor Relations – Corporate Governance Documents and are available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

James E. Joseph	X	X	X

James C. Leslie	X	Chairman

Michael D. Madden	Chairman	X	Chairman

Charles W. Porter	X		X

John C. Schweitzer*	X	X

*	On March 25, 2016, the board appointed John C. Schweitzer to serve as a Class II director and, effective as of the date of our 2016 annual meeting of stockholders, a member of each of the audit committee and compensation committee.

Audit Committee. For more information on the primary functions of the audit committee, please refer to “Audit Committee Report” included in this proxy statement. The audit committee held four meetings in 2015.

Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging our board’s responsibilities relating to compensation of our executive officers; (2) administering our cash-based and equity-based incentive compensation plans and (3) overseeing our assessment of whether our compensation policies and practices are likely to expose the company to material risks. Please refer to “Compensation Committee Procedures” included in this proxy statement for more information. The compensation committee held one meeting in 2015.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending to our board director nominees for election at our next annual meeting of stockholders; (2) monitoring the composition of our board and its committees; (3) maintaining our corporate governance guidelines and recommending to our board any desirable changes; (4) evaluating the effectiveness of our board and its committees; (5) overseeing the form and amount of director compensation and (6) addressing any related matters required by the federal securities laws. The nominating and corporate governance committee held four meetings in 2015.

On December 10, 2015, our board of directors expanded its size from four to six members and appointed each of James E. Joseph and John G. Wenker to serve as a director. On January 25, 2016, our board appointed (a) Mr. Joseph to serve as a member of each of the audit committee, compensation committee and nominating and corporate governance committee and (b) Mr. Wenker to serve as a member of the audit committee. On March 23, 2016, Mr. Wenker resigned from our board. On March 25, 2016, the board appointed John C. Schweitzer to serve as a Class II director and, effective as of the date of our 2016 annual meeting of stockholders, a member of each of the audit committee and compensation committee.

Compensation Committee Procedures

The compensation committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to one of our executive officers. The compensation committee oversees our assessment of whether our compensation policies and practices are likely to expose the company to material risks.

If equity awards are granted in a given year, in accordance with the committee’s written policies such awards are granted at its first meeting of the year. Such meetings were held in February for each of 2014 and 2015 and in March for 2016. To the extent the committee approves any special awards at other times during the year, such awards will be made during an open window period when our executive officers and directors are permitted to trade in our securities.

The terms of our stock incentive plans permit the committee to delegate to one or more officers of the company its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934. The committee has delegated authority to the chairman of our board to grant or modify awards to such employees, subject to the following conditions:

•	no grant may relate to more than 3,000 shares of our common stock;

•	such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	the exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and

•	the officer must report any such grants to the committee at its next meeting.

The compensation committee engaged an independent executive compensation consultant to advise the compensation committee on matters related to executive compensation. Please refer to the section titled “Executive Officer Compensation—Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant.

Compensation Committee Independence – No Interlocks or Insider Participation

During 2015 Messrs. Leslie and Madden served as members of our compensation committee. In 2015, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Board Evaluation Process

The nominating and corporate governance committee is responsible for overseeing the annual performance evaluation of the board. Annually, each director completes an evaluation of the full board which is intended to provide each director with an opportunity to evaluate performance for the purpose of improving board and committee processes and effectiveness. The detailed questionnaire seeks quantitative ratings and subjective comments in key areas of board practices, and asks each director to evaluate how well the board and its committees operate and to make suggestions for improvements. The nominating and corporate governance committee reviews the results and the assessment of board performance is presented to the full board.

Corporate Governance Guidelines; Ethics and Business Conduct Policy

Our corporate governance guidelines and our ethics and business conduct policy are available at www.stratusproperties.com under Investor Relations–Corporate Governance Documents and –Ethics and Business Conduct Policy, respectively. Both are available in print upon request. Amendments to or waivers of our ethics and business conduct policy granted to any of our directors or executive officers will be published promptly on our website.

Board’s Role in Oversight of Risk Management

Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board of directors reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company.

Our board believes that full and open communication between senior management and our board is essential to effective risk oversight. Our chairman and chief executive officer meet regularly with management to discuss a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they make presentations to our board on various strategic matters involving our operations and are available to address any questions or concerns raised by our board on risk management or any other matters. Our board of directors oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of the company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While our board is ultimately responsible for risk oversight at the company, the audit committee assists our board in fulfilling its oversight responsibilities with respect to certain areas of risk. As part of its responsibilities as set forth in its charter, the audit committee is responsible for reviewing and discussing with management, the internal audit firm and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the company’s major financial risk exposures, if any. The audit committee also discusses with the internal audit firm and our independent registered public accounting firm the results of their processes to assess risk in the context of their respective audit engagements. The audit committee also assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the company’s internal control over financial reporting and legal and regulatory compliance. Our internal auditor and independent registered public accounting firm meet regularly in executive session with the audit committee. The audit committee regularly reports on these matters to the full board. As part of its responsibilities as set forth in its charter, the compensation committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are likely to expose the company to material risks and, in consultation with management, is responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with our board leadership structure and corporate governance matters.

Board and Committee Independence

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our board of directors has determined that each of Messrs. Joseph, Leslie, Madden, Porter and Schweitzer has no material relationship with the company and is independent as defined in the director independence standards of The Nasdaq Stock Market, LLC (“NASDAQ”) listing standards, as currently in effect. Additionally, our board determined that each of Messrs. Lenehan and Wenker, who served as directors of the company during parts of 2015 and 2016, were independent. In making these determinations, our board, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, our board and legal counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management.

Our board of directors has determined that each of the members of the audit, compensation and nominating and corporate governance committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit and compensation committees) set forth in the applicable NASDAQ listing standards and SEC rules. Our board also made this determination with respect to Mr. Lenehan, who served as a member of each of the audit and nominating and corporate governance committees during part of 2015, Mr. Wenker, who served as a member of the audit committee during part of 2016 and Mr. Schweitzer, who will serve as a member of each of the audit and compensation committees effective as of the date of our 2016 annual meeting of stockholders. In addition, our board of directors has determined that each of Messrs. Joseph, Leslie, Madden, Porter and Schweitzer qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Stock Ownership Guidelines

Our board of directors adopted stock ownership guidelines applicable to our non-employee directors. The guidelines are administered by the nominating and corporate governance committee.

Under the guidelines, each non-employee director is encouraged to maintain ownership of company stock valued at three times his or her annual retainer, which is currently $25,000. The value of the stock ownership is calculated based on the three-year trailing average monthly stock price. Shares of our common stock currently owned and shares issuable upon the vesting of outstanding restricted stock units (“RSUs”) count as stock owned for purposes of the stock ownership guidelines. As of March 18, 2016, all of our non-employee directors, except for Messrs. Joseph and Schweitzer, who were appointed to the board on December 10, 2015 and March 25, 2016, respectively, exceeded their target ownership levels. Under the stock ownership guidelines, Messrs. Joseph and Schweitzer are expected to comply with the stock ownership target within five years of appointment, or by December 10, 2020 and March 25, 2021, respectively.

Consideration of Director Nominees

In evaluating nominees for membership on our board of directors, the nominating and corporate governance committee will apply the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the nominating and corporate governance committee will take into account many factors, including personal and professional integrity, general understanding of our industry, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of our board and with senior management. In selecting nominees, the nominating and corporate governance committee will seek to have a board of directors that represents a diverse range of perspectives and experience relevant to the company. The nominating and corporate governance committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee will also consider the director’s past attendance at meetings and participation in and contributions to the activities of our board.

The nominating and corporate governance committee will regularly assess whether the size of our board is appropriate, and whether any vacancies on our board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating and corporate governance committee will consider various potential candidates, who may come to the nominating and corporate governance committee’s attention through professional search firms, stockholders or other persons. Each candidate brought to the attention of the nominating and corporate governance committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

Pursuant to an Investor Rights Agreement with Moffett Holdings, L.L.C. (“MHLLC”) dated March 15, 2012 and subsequently assigned to LCHM Holdings, LLC, Charles W. Porter was appointed to our board as a Class III director as the designated director of MHLLC, and was subsequently elected as a Class III director at our 2013 annual meeting to serve a three-year term. Mr. Porter continues to serve as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement. For more information, see “Certain Transactions.”

As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the nominating and corporate governance committee by submitting the names and supporting information to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Supporting information should include (a) the name and address of each of the candidate and proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director, taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter in writing from the candidate stating his or her willingness to serve, if elected as a director.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than                     , 2017. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2017 annual meeting or 10 days following the public announcement of the date of the 2017 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Candidates nominated by stockholders will be evaluated under the same criteria as other director nominees.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: Stratus Properties Inc., Attn: Board of Directors or the name of the individual director or directors, 212 Lavaca Street, Suite 300, Austin, Texas 78701. We will forward the communication to the appropriate director or directors for response.

Director Compensation

In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required to be an effective member of our board. We also seek to align the directors’ compensation with our stockholders’ interest by delivering a portion of that compensation in the form of equity. The nominating and corporate governance committee reviews the form and amount of director compensation and makes recommendations to the full board. We use a combination of cash and equity-based incentive compensation to compensate our non-employee directors, as described below.

Cash Compensation

Each non-employee director receives an annual fee consisting of, as applicable, (1) $25,000 for serving on our board, (2) $1,000 for serving on each committee, if any, (including the chairman of the committee), (3) $7,000 for serving as chairman of the audit committee, (4) $5,000 for serving as chairman of the compensation committee, (5) $5,000 for serving as chairman of the nominating and corporate governance committee, and (6) $12,500 for serving as lead independent director. In addition, each director receives a fee of (1) $1,500 for attending each board and committee meeting (for which he is a member) and reimbursement for reasonable out-of-pocket expenses incurred in attending such meeting or (2) $1,000 for participation in each board and committee meeting (for which he is a member) by telephone conference.

Equity-Based Compensation

Each non-employee director also receives equity-based compensation under our stockholder-approved stock incentive plans consisting of annual grants of restricted stock units (“RSUs”). On September 1, 2015, each non-employee director was granted 2,000 RSUs. The RSUs vest ratably over the first four anniversaries of the grant date, with potential pro-rata vesting acceleration in the event that the non-employee director dies, incurs a disability or retires, and potential full acceleration in the event that we incur a qualifying change of control. Each RSU entitles the director to receive one share of our common stock upon vesting. See “Executive Officer Compensation—Potential Payments upon Termination or Change in Control” for definitions of “disability” and “change of control” used for purposes of RSU vesting acceleration.

2015 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-employee directors during 2015. The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of the RSUs, and does not necessarily equate to the income that will ultimately be realized by the director for these stock awards. Mr. Armstrong’s compensation, which includes the attendance and participation fees he received as a director, is reflected in the 2015 Summary Compensation Table in the section titled “Executive Officer Compensation.”

The election of either or both of Mr. Berg’s proposed nominees would not, in and of itself, provide our current outside directors with any additional payments or benefits.

2015 Director Compensation

Name of Director	Fees Earned or Paid in Cash	Stock Awards (1)	Total
James E. Joseph (2)	$—	$—	$—
William H. Lenehan IV (3)	17,500	—	17,500
James C. Leslie	46,000	31,440	77,440
Michael D. Madden (3)	67,500	31,440	98,940
Charles W. Porter	44,500	31,440	75,940
John C. Schweitzer (4)	—	—	—
John G. Wenker (2)	—	—	—

(1)	Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant at the closing sale price per share of our common stock in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. On September 1, 2015, each non-employee director was granted 2,000 RSUs, which had a grant date fair value of $15.72 per unit. As of December 31, 2015, Messrs. Leslie, Madden and Porter each had 5,000 RSUs outstanding and Messrs. Leslie and Madden each had 15,000 outstanding stock options.

(2)	On December 10, 2015, our board of directors appointed each of Mr. Joseph and Mr. Wenker to serve as a director. On March 23, 2016, Mr. Wenker resigned from our board.

(3)	Effective immediately after our 2015 annual meeting, Mr. Lenehan ceased being a member of our board of directors.

(4)	On March 25, 2016, our board of directors appointed Mr. Schweitzer to serve as a director.

Proposal No. 1: Election of Directors

In accordance with our by-laws, our board of directors has fixed the current number of directors at six. The table below shows the current members of the different classes of our board and the expiration of their current terms.

Class	Expiration of Term	Current Class Members

Class I	2017 Annual Meeting of Stockholders	James E. Joseph Michael D. Madden

Class II	2018 Annual Meeting of Stockholders	James C. Leslie John C. Schweitzer

Class III	2016 Annual Meeting of Stockholders	William H. Armstrong III Charles W. Porter

Our board of directors has nominated William H. Armstrong III and Charles W. Porter to serve as our Class III directors, each for a three-year term. Mr. Armstrong is our chairman, president and chief executive officer. Additionally, Mr. Porter is the designated director of LCHM Holdings pursuant to our Investor Rights Agreement. See “Certain Transactions” for further information. Messrs. Armstrong and Porter have each consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the enclosed WHITE proxy card intend to vote your shares of our common stock for the election of both of the Class III director nominees, unless otherwise directed. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If, contrary to our present expectations, either of the nominees is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by our board of directors, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our by-laws, our directors are elected by a plurality of shares voted. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR OUR TWO CLASS III DIRECTOR NOMINEES, MESSRS. ARMSTRONG AND PORTER.

Information About Nominees and Continuing Directors

The table below provides certain information as of March 18, 2016, with respect to the director nominees, William H. Armstrong III and Charles W. Porter, and each other director whose term will continue after the annual meeting. The biography of each of the directors contains information regarding the person’s business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused our board to determine that the person should be nominated to serve as a director for the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
William H. Armstrong III	51

Chairman of the Board, President and Chief Executive Officer of the company from 1998 to present. President, Chief Operating Officer and Chief Financial Officer of the company from 1996 to 1998. Director of Moody National REIT I, Inc. Active member of the Finance Committee of the U.S. Green Building Council. Holds B.A. in Economics from The University of Colorado.

Mr. Armstrong’s 28-year career in real estate and over 20 years of leadership experience with the company make him highly qualified to lead our board of directors. He has a comprehensive understanding of the company and its management, operations and financial requirements. Mr. Armstrong’s executive management experience and active involvement in various real estate industry organizations enable him to guide the company’s business strategy in an increasingly complex business environment.

			1998

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
James E. Joseph	55

Dean of the Madden School of Business at Le Moyne College from 2014 to present and Executive-in-Residence from 2012 to 2014. President and Chief Executive Officer of Oneida Ltd., one of the world’s largest designers, marketers, and distributors of housewares products, from 2007 to 2012. President of Oneida from 2006 to 2007. Executive Vice President, Worldwide Sales and Marketing of Oneida from 2005 to 2006. Senior Vice President, Food Service of Oneida from 2000 to 2005. Senior Vice President, International Operations of Oneida from 1995 to 2000. Inducted as an honorary member of the Cornell Hotel Society at Cornell University’s School of Hotel Administration in 2010. Fellow at the Culinary Institute of America from 2009 through 2012. Member of the Board of Directors of EveryWare Global, Inc., the parent company of Oneida Ltd., from 2012 to 2013. Holds M.P.A. from the Maxwell School of Citizenship and Public Affairs at Syracuse University and B.S. in Accounting from Le Moyne College.

Mr. Joseph’s over 25 years of experience in the consumer products, hospitality and entertainment industries, including experience as a chief executive officer, makes him highly qualified to serve as a member of our board of directors. His leadership role in the dramatic turnaround of Oneida, which regained significant profitability and significantly reduced debt during Mr. Joseph’s tenure as president and chief executive officer, allows Mr. Joseph to provide valuable guidance regarding the development and execution of business strategy and the implementation of our five-year plan. Oneida Ltd. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on March 19, 2006 and emerged from bankruptcy on September 15, 2006.

			2015

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
James C. Leslie	60

Private investor. President of Leslie Enterprises, L.P., a private equity firm, from 2001 to present. Chief Executive Officer of Cresa Partners, LLC from 2012 to 2015. Chairman of the Board of Ascendant Solutions, Inc. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from 1996 to 2001. President of Staubach Financial Services from 1992 to 1996. Chief Financial Officer of The Staubach Company from 1982 to 1992. Holds M.B.A. in Accounting and Finance from University of Michigan and B.S. in Mathematics from University of Nebraska.

Mr. Leslie’s over 30 years of leadership in the real estate industry makes him highly qualified to serve as a member of our board of directors and our audit committee and to lead our compensation committee. His extensive management experience acquired as president and chief operating officer of a commercial real estate services firm provides him with vast knowledge of financial, accounting, regulatory and administrative matters, particularly in the real estate industry. Mr. Leslie has also been involved with entrepreneurs and emerging companies consistently during his career and has been instrumental in the creation of over fifty companies. Through his significant business experiences, he provides valuable insights with respect to strategies and solutions addressed at the board level.

			1996

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
Michael D. Madden	67

Managing Partner of BlackEagle Partners, LLC (formerly Centurion Capital Partners LLC) from April 2005 to present. Chairman of the Board of Hanover Advisors L.L.C., investment bankers, from 1995 to present. Partner of Questor Management Co., merchant bankers, from 1999 to 2005. Vice Chairman of Paine Webber Inc. from 1994 to 1995. Executive Vice President, Chief Origination Officer during 1994 and Executive Managing Director and Head of Global Business Development from 1993 to 1994 of Kidder Peabody & Co., Inc. Holds M.B.A. in Finance from University of Pennsylvania, Wharton School of Business and B.A. in Economics from LeMoyne College.

Mr. Madden has been an investment banker for more than 20 years and in that role has advised multiple public and private companies, making him a valuable member of our board of directors. Mr. Madden has extensive knowledge of capital markets and finance, which is invaluable to our board’s planning for the company’s capital and liquidity needs. His business experience allows him to provide strategic insight in the areas of finance and accounting and positions him well to serve as our lead independent director, chairman of our audit committee and nominating and corporate governance committee and as a member of our compensation committee.

			1992
Charles W. Porter	64

Chief Operating Officer of MG Holdings Services, LLC, a private asset management company, from 2014 to present. Advisor and Consultant to Moffett Holdings, L.L.C., a private, closely-held family company, from August 2008 to present. General Manager of Sheraton Steamboat Resort, managed by Starwood Hotels & Resorts Worldwide, Inc., from 1989 to 2008. Holds a Certified Hotel Administrator certification from the American Hotel & Lodging Association Educational Institution.

Mr. Porter’s over 35 years of experience in the hospitality industry, as well as experience in conceptualizing and planning two residential single-family developments and a condominium tower through entitlements, financing, construction, documentation and sales, provide him with a wealth of knowledge regarding real estate operations and make him highly qualified to serve on our board of directors and as a member of each of our audit and nominating and corporate governance committees.

Mr. Porter is the designated director of LCHM Holdings pursuant to the Investor Rights Agreement. See “Certain Transactions” for additional information.

			2012

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
John C. Schweitzer	71

President of Westgate Corporation, a real estate investment and venture capital firm, from 1977 to present. Lead director of Regency Centers Corporation, a publicly-traded real estate investment trust. Previously served as a member of Pacific Retail Trust’s board of trustees before its merger into Regency Centers Corporation in 1999 and as a director or officer of a number of other public companies and financial institutions, including Archstone-Smith Trust, J.P. Morgan Chase Bank of Texas-Austin, Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, Mbank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products. Holds M.B.A. in Finance and B.A. in Economics from the University of Missouri.

Mr. Schweitzer’s extensive board and leadership experience and in-depth knowledge of the Austin real estate market make him a valuable member of our board of directors. His strong background in business and finance allows him to provide strategic insight regarding the implementation of our five-year plan.

			2016

Stock Ownership of Directors, Director Nominees and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of March 18, 2016, by each of our directors, our director nominees and our chief executive officer and chief financial officer (such officers collectively being our named executive officers). Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options	Number of Shares Subject to Exercisable Options (1)	Total Number of Shares Beneficially Owned (2)	Percent of Outstanding Shares (3)

William H. Armstrong III (4)	446,246	—	446,246	5.51%

Erin D. Pickens (5)	19,910	—	19,910	*

James E. Joseph (6)	—	—	—	—

James C. Leslie	29,330	15,000	44,330	*

Michael D. Madden	21,500	15,000	36,500	*

Charles W. Porter	4,000	—	4,000	*

John C. Schweitzer (7)	—	—	—	—

All current directors and executive officers as a group (7 persons)	520,986	30,000	550,986	6.81%

*	Ownership is less than one percent.

(1)	Reflects our common stock that could be acquired within sixty days of March 18, 2016, upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Each beneficial owner holds the following unvested time-vested and performance-vested RSUs, which are not included in the table above. For more information regarding the time-vested and performance-vested RSUs, see “Director Compensation—Equity-Based Compensation” and “Executive Officer Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Incentive Awards.”

Name of Beneficial Owner	Time-Vested RSUs	Performance-Vested RSUs
William H. Armstrong III	57,000	18,000
Erin D. Pickens	12,500	3,000
James E. Joseph	—	—
James C. Leslie	5,000	—
Michael D. Madden	5,000	—
Charles W. Porter	5,000	—
John C. Schweitzer	—	—

(3)	Based on 8,092,140 shares of our common stock outstanding as of March 18, 2016.

(4)	Includes 3,250 shares held in his individual retirement account. Mr. Armstrong has pledged 363,489 shares of our common stock to secure a line of credit. Mr. Armstrong’s address is 212 Lavaca Street, Suite 300, Austin, TX 78701.

(5)	Holds shares of our common stock in a joint account with her husband, through which they share voting power.

(6)	On December 10, 2015, our board of directors appointed Mr. Joseph to serve as a director.

(7)	On March 25, 2016, our board of directors appointed Mr. Schweitzer to serve as a director.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owners of more than five percent of our outstanding common stock other than Mr. Armstrong, whose beneficial ownership is reflected in the table in the section above titled “Stock Ownership of Directors, Director Nominees and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2015, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares (1)

Carl E. Berg (2) 10050 Bandley Drive Cupertino, California 95014	1,421,002	17.6%

Dimensional Fund Advisors LP (3) Building One 6300 Bee Cave Road Austin, Texas 78746	537,921	6.6%

Ingalls & Snyder LLC (4) 1325 Avenue of the Americas New York, New York 10019	1,381,396	17.1%

LCHM Holdings, LLC (5) 1615 Poydras Street, Suite 2279 New Orleans, Louisiana 70112	625,000	7.7%

(1)	Based on 8,092,140 shares of our common stock outstanding as of March 18, 2016.

(2)	Based on an amended Schedule 13D filed with the SEC on January 15, 2016.

(3)	Based on an amended Schedule 13G filed with the SEC on February 9, 2016. Dimensional Fund Advisors LP, a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain of the Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of our common stock reported, and may be deemed to be the beneficial owner of such shares of our common stock. However, all shares of our common stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of our common stock. As reported in the amended Schedule 13G, Dimensional has sole voting power over 534,442 shares of our common stock and sole investment power over 537,921 shares of our common stock.

(4)	Based on an amended Schedule 13G filed with the SEC on February 5, 2016. Ingalls & Snyder LLC (“Ingalls & Snyder”) is a registered broker dealer and a registered investment advisor. Amounts reported include shares owned by clients of Ingalls & Snyder in accounts managed under investment advisory contracts. Ingalls & Snyder has no voting power but shares investment power over all of the shares of our common stock reported.

(5)	Based on a Schedule 13D filed with the SEC on March 5, 2014, jointly by LCHM Holdings, LLC (“LCHM”), James R. Moffett, Jr. and Louise H. Moffett. LCHM, Mr. Moffett and Ms. Moffett share voting and investment power over all of the shares of our common stock reported.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of such reports and amendments thereto filed during 2015, and written representations from our directors and executive officers, we believe that all required reports were timely filed.

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer and our chief financial officer (our only executive officers, referred to as our named executive officers or NEOs). Our named executive officers for 2015 are:

•	William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer; and

•	Erin D. Pickens, Senior Vice President and Chief Financial Officer.

Executive Summary

We are a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.

2015 Performance Highlights.

The compensation committee noted the following accomplishments in 2015 and the key roles of each of Mr. Armstrong and Ms. Pickens in these accomplishments:

•	Operating income totaled $25.7 million for 2015, compared with $10.4 million for 2014.

•

Net income attributable to common stock for 2015 of $12.2 million, $1.51 per share, which included a gain of $20.7 million ($10.8 million to net income attributable to common stock) on the sales of Parkside Village and 5700 Slaughter and the recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock) associated with the 2012 sale of 7500 Rialto.

•

Net asset value (“NAV”), the estimated current market value of our assets reduced by the book value of our tangible liabilities under GAAP, before income taxes, at December 31, 2015, increased approximately 25%, to $363.9 million or $44.34 per share ($35.57 per share after tax), from amounts as of December 31, 2014.

•

Cumulative total stockholder return on our common stock over the five years ending December 31, 2015 of 124% exceeded comparable returns for the S&P 500 Stock Index (81%), the Dow Jones U.S. Real Estate Index (67%) and a group of real estate related companies including Alexander & Baldwin, Inc., Consolidated-Tomoka Land Co., Forestar Group Inc., The Howard Hughes Corporation, Maui Land & Pineapple Company, Inc., The St. Joe Company and Tejon Ranch Co. (31%), as set forth in our 2015 annual report.

•

We completed the sales of our Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively. The net cash proceeds from the sales of $14.3 million exceeded the properties’ NAV as of December 31, 2014 by approximately 33%.

•

Our increased NAV benefited from the acquisition of our former partner’s interest in the W Austin Hotel & Residences in September 2015 and subsequent refinancing of the related debt. The NAV for the W Austin Hotel & Residences at December 31, 2015, supported by appraisals obtained by banks during the refinancing process, increased by over 50% from December 31, 2014 to $89.1 million.

•	The Oaks at Lakeway HEB-anchored retail project is approaching stabilization, with completion of the first phase of the project expected in mid-2016.

•

After several years of planning, permitting and approximately $30.0 million of municipal utility district (“MUD”) utility infrastructure installation, we commenced construction in January 2015 on the initial 236-unit phase of The Santal multi-family project in Barton Creek Section N and delivered the first buildings in January 2016.

•	We completed the planning, engineering, and permitting for the regional water, wastewater, drainage and roadway infrastructure necessary for the development of Barton Creek Section N.

Consideration of Say-on-Pay Vote Results – Changes to Executive Compensation Program in 2016.

Since 2013, we have held annual stockholder advisory votes on executive compensation (“say-on-pay”). Over the last three years, the outcome of our say-on-pay proposals have indicated a dissatisfaction among our stockholders with our executive compensation program, with our approval rate dropping from 69% of voting stockholders in 2013, to 66% in 2014, and most recently to 54% in 2015. We were not required to include a CD&A in the proxy statements for our annual meetings of stockholders in 2013, 2014 or 2015, and this CD&A contains significantly more detail relating to our executive compensation program than included in prior proxy statements. As a result of this low approval and as part of the routine conversations we typically hold with our largest stockholders, during 2015 members of management and the chairman of the compensation committee discussed our executive compensation program with certain significant stockholders in an effort to understand the particular areas of concern. In addition, the compensation committee will engage an independent compensation consultant from time to time to review our executive compensation programs. In accordance with this practice, in early 2016 the compensation committee engaged FPL Associates L.P. (FPL) to assist in the selection of a peer group for compensation comparisons and to evaluate our compensation program in light of this peer group (see “How We Determine and Assess Executive Compensation” below for more information). In response to certain feedback from our stockholders and based on its review of FPL’s analysis, the compensation committee elected to implement certain changes to our program in March 2016, which are discussed below. These changes are designed to more closely align our executive compensation program with the interests of our stockholders.

Compensation Best Practices

➢

Addition of a Performance-Based Award to Long-Term Incentive Program – beginning in 2016, we grant a combination of performance-vested and time-vested restricted stock units under our long-term incentive program, with the payout of 60% of the units awarded dependent upon our achievement of certain strategic performance goals.

➢	Clawback Policy – the performance-vested RSUs are subject to a clawback provision.

➢	Anti-Pledging Policy – beginning in 2016, we prohibit our directors and NEOs from entering into new pledges of our securities.

➢

“Double Trigger” Equity Acceleration due to a Change of Control – beginning with the awards made in 2016, time-vested RSUs will only accelerate upon a qualifying termination occurring within two years following the change of control, and performance-vested RSUs will not accelerate, but will convert to time-vested RSUs that will vest upon the earlier of the last day of the performance period or a qualifying termination.

➢	Annual Incentives Based on Performance – our annual incentive bonus awards are not guaranteed, but are based on the committee’s evaluation of the company’s performance during the year.

➢

“Double Trigger” Change of Control Cash Payments – the severance and change of control agreements with our NEOs provide for change of control cash payments only upon a qualifying termination of employment.

➢

Engagement of Independent Compensation Consultant – as necessary, the compensation committee retains an independent compensation consultant who reports directly to the committee and does not provide any other services to management or the company.

➢

Executives Subject to Stock Ownership Guidelines – we encourage our executive officers to maintain certain levels of ownership in our company, thus aligning their interests with our stockholders’ interests. Both of our NEOs currently exceed their ownership requirements. See “Stock Ownership Guidelines” below for more information.

➢	No Excise Tax Gross-Ups – the severance and change of control agreements with our NEOs do not provide for an excise tax gross-up.

How We Determine and Assess Executive Compensation

Role of Independent Compensation Consultant.

To assist in evaluating our compensation practices and the level of compensation provided to our executives, the compensation committee from time to time retains an independent compensation consultant to provide advice and ongoing recommendations on these matters that are consistent with our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. As noted above, in early 2016 the compensation committee retained FPL as its executive compensation consultant, having last engaged a consultant in 2009. Prior to engaging FPL, the compensation committee assessed FPL’s independence and concluded that FPL’s work does not raise any conflicts of interest. In making this determination, the compensation committee noted the following:

•	FPL does not provide any other services to the company;

•	FPL did not receive any fees from the company during 2015;

•	FPL maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

•	None of the FPL team assigned to the company had any business or personal relationship with members of the compensation committee outside of the engagement;

•	None of the FPL team assigned to the company had any business or personal relationship with any of our NEOs outside of the engagement; and

•	None of the FPL team assigned to the company owned any of our common stock.

The scope of FPL’s engagement was to (i) prepare a compensation study that compared the compensation of our NEOs, including potential severance and change of control-related compensation, against a comparable group of real estate companies, and (ii) assist the compensation committee in the development of an appropriate group of peer real estate companies to be used for the compensation study.

Market Data and Peer Group.

With input from the compensation committee, in early 2016 FPL recommended a group of comparable public real estate investment trusts (REITs) and real estate management companies that it believed represents an appropriate peer group based on asset focus and size, as well as geographic location to a lesser degree. The resulting peer group selected by the compensation committee consists of the following 14 public real estate companies (the “peer group”), with the 2015 median total capitalization of the peer group companies being approximately $469 million, compared to our 2015 median total capitalization of approximately $420 million.

Armada Hoffler Properties, Inc.	New Home Company, Inc.
CatchMark Timber Trust, Inc.	One Liberty Properties, Inc.
Consolidated Tomoka-Land Co.	SoTHERLY Hotels Inc.
Farmland Partners Inc.	Tejon Ranch Co.
Forestar Group	UCP, Inc.
The InterGroup Corporation	UMH Properties, Inc.
Maui Land & Pineapple Company, Inc.	Whitestone REIT

FPL used this peer group to prepare its executive compensation study, which compared our NEOs’ base salaries, annual incentive awards, long-term incentive awards and total remuneration to their counterparts in the peer group. FPL also reviewed the executive severance and change of control arrangements in place at these companies. The compensation committee used FPL’s reports to assess competitive compensation, industry trends and best practices regarding executive compensation and severance and change of control arrangements. In March 2016, the compensation committee considered FPL’s reports and recommendations in connection with the following compensation decisions for our NEOs:

•	determination of annual incentive awards for 2015;

•	establishment of 2016 base salaries;

•	grant of long-term incentive awards in 2016; and

•	renewal of change of control agreements, including certain revisions thereto described below in “Change of Control and Severance Benefits.”

Role of Executive Officers.

Our chief executive officer makes recommendations to the compensation committee regarding the base salary, annual incentive award and long-term incentive awards for our chief financial officer, based on his qualitative judgment regarding her individual performance, although the compensation committee makes all final compensation decisions regarding our executive officers. Our chief executive officer is not present when the compensation committee discusses or determines any aspect of his compensation.

Objectives of Our Compensation Program

The compensation committee is responsible for designing, implementing, and administering our executive compensation program. The compensation committee seeks to increase stockholder value by:

•	rewarding performance; and

•	providing a level of total compensation that will enable the company to attract and retain talented executive officers.

The compensation committee believes compensation should reward achievement of business performance goals, recognize individual initiative and leadership and link the interests of the executives and stockholders. As a result, as reflected in the graph below, the majority of our chief executive officer’s total compensation paid during the three-year period ended December 31, 2015 consisted of variable forms of pay that were dependent on our performance and the price of our common stock. These components of our executive compensation program are described in more detail below.

Components of Executive Compensation

During 2015, our executive compensation program included three primary components: base salary, annual incentive awards, and long-term incentive awards in the form of time-vested restricted stock units (“RSUs”).

After reviewing these components of our compensation program, the compensation committee believes that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company.

Base Salaries.

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the compensation committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level. With regard to our chief executive officer, our goal is to allocate more compensation to the variable, performance-dependent elements of the total compensation package. In addition, we do not routinely provide base salary increases. Consequently, until 2016, we had not increased the base salary of Mr. Armstrong since 2006 or Ms. Pickens since 2009, when she was appointed our chief financial officer.

In March 2016, the compensation committee reviewed FPL’s compensation survey, which compared the base salaries of our NEOs with those in the peer group. The compensation committee noted that our NEOs’ 2015 base salaries were at or below the 25th percentile of the peer group. Considering the company’s performance during 2015 and the significant number of years since each received a base salary increase, the compensation committee approved a 12.5% increase for Mr. Armstrong and a 6.4% increase for Ms. Pickens, effective March 1, 2016. With these increases, each officer’s base salary for the 2016 year is between the 25th percentile and the median for chief executive officers and chief financial officers, respectively, in the peer group.

Annual Incentive Awards.

Annual cash incentives are a variable component of compensation designed to reward our executive officers for maximizing annual operating and financial performance, and for their efforts in executing the company’s board–approved five-year plan. Annual cash incentives are awarded under our performance incentive awards program. Under the program, the annual incentive award is established by the compensation committee following the end of the year based on the participant’s level of responsibility for the company’s performance during the year after reviewing overall market conditions. As noted above, we have only two executive officers, and the compensation committee’s decisions regarding annual incentive awards reflect its views as to the broad scope of responsibilities of each executive officer and its subjective assessment of each executive officer’s significant impact on the company’s overall success.

For 2015, after evaluating the company’s accomplishments and general performance, both independently and as compared to the peer group, the key roles of each of Mr. Armstrong and Ms. Pickens in those accomplishments, and each executive officer’s overall compensation, the compensation committee approved an annual incentive award for Mr. Armstrong consistent with his annual incentive award for 2014 and an annual incentive award for Ms. Pickens slightly higher than her annual incentive award for 2014. In determining the amounts of these annual incentive awards, the compensation committee specifically noted the following accomplishments in 2015:

•	$15.3 million increase in operating income compared with 2014.

•	Net income attributable to common stock for 2015 of $12.2 million.

•	Approximately 25% increase in NAV from December 31, 2014 to December 31, 2015.

•

Our common stock significantly outperformed the S&P 500 Stock Index, the Dow Jones U.S. Real Estate Index and a group of real estate related companies including Alexander & Baldwin, Inc., Consolidated-Tomoka Land Co., Forestar Group Inc., The Howard Hughes Corporation, Maui Land & Pineapple Company, Inc., The St. Joe Company and Tejon Ranch Co. over the five years ending December 31, 2015.

•

Cumulative total stockholder return on our common stock over the three years ending December 31, 2015 of 140% exceeded comparable returns for the S&P 500 Stock Index (53%), the Dow Jones U.S. Real Estate Index (32%) and the peer group defined above (5%).

	12/31/12	12/31/13	12/31/14	12/31/15
Stratus Properties Inc.	$100.00	$201.29	$162.16	$239.84
S&P 500 Stock Index	100.00	132.39	150.51	152.59
Dow Jones U.S. Real Estate Index	100.00	101.77	129.49	132.26
Peer Group	100.00	119.83	115.85	104.65

•	Completion of the sales of our Austin-area Parkside Village and 5700 Slaughter commercial properties.

•	Acquisition of our former partner’s interest in the W Austin Hotel & Residences and subsequent refinancing of the related debt.

•	Significant progress in the development of The Oaks at Lakeway retail project.

•	Commencement of construction on the initial phase of The Santal multi-family project in Barton Creek Section N.

•	Completion of the planning, engineering, and permitting necessary for the development of Barton Creek Section N.

Long-Term Incentive Awards.

We have historically awarded long-term incentives in the form of RSUs to reinforce the relationship between compensation and increases in the market price of the company’s common stock and align each executive officer’s financial interests with those of the company’s stockholders. These long-term incentives are awarded annually at the beginning of each year and are based upon the position of each executive officer and a subjective assessment of corporate and individual performance for the prior year. In 2015, after considering these factors, we granted RSUs to our executive officers at levels consistent with the number of RSUs granted each year since 2012. These RSUs vest ratably on the first four anniversaries of the grant date and pay out in an equivalent number of shares of our common stock.

In March 2016, the compensation committee elected to incorporate a new performance-based award into the long-term incentive program for our executive officers. For the 2016 annual award, the compensation committee bifurcated the traditional RSU grant into two separate awards, with 40% of the award continuing to be granted in the form of time-vested RSUs, and the remaining 60% of the award to be granted in the form of a new performance-based RSU award. The performance-vested RSUs have a three-year performance period, with 50% of the target award earned based on maintaining the published net asset value after taxes of $36 per share at the end of the performance period, and the remaining 50% of the target award earned based on a 15% increase in net asset value after taxes as of the end of the performance period. The compensation committee chose net asset value, a commonly-used measure of performance in the real estate industry which estimates the current market value of our assets and subtracts the book value of our tangible liabilities, as the performance metric for these RSUs because it is central to the company’s board-approved five-year plan and provides an effective measure of the company’s performance in executing the plan.

Clawback Policy

The performance-vested RSUs granted under our long-term incentive program are subject to a clawback provision, providing for the forfeiture of these awards or the return of any related gain in the event of a restatement of our financial statements or certain misconduct resulting in overpayment of the awards.

Stock Ownership Guidelines

We encourage stock accumulation because we believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. Accordingly, our board of directors adopted stock ownership guidelines applicable to our executive officers. The guidelines are administered by the compensation committee. Under the guidelines, Mr. Armstrong and Ms. Pickens are encouraged to maintain ownership of shares of our common stock valued at three times and one time, respectively, his or her base salary, determined by reference to the three-year trailing average monthly stock price. Shares of our common stock currently owned and shares issuable upon the vesting of outstanding time-vested RSUs are counted for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares will be made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the executive has maintained a pecuniary interest in the shares. Mr. Armstrong and Ms. Pickens both currently exceed their target ownership levels.

Limited Executive Perquisites and No Special Retirement Benefits

We seek to maintain a cost conscious culture in connection with the benefits provided to our executive officers. As a result, we provide limited perquisites to our executive officers. Please see “Executive Compensation Tables—2015 Summary Compensation Table” for a description of the perquisites provided in 2015.

Retirement benefits fulfill an important role within our overall executive compensation objectives by providing a financial security component, which in turn promotes retention. However, our executive officers do not receive any retirement benefits that are not generally available to our other full-time employees. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan in which our executive officers are eligible to participate, which provides a 5% employer match, a 3% safe harbor contribution and a discretionary match of up to 10% of employee eligible compensation. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans. We provide life insurance to all company employees.

Change of Control and Severance Benefits

For many years we have provided our executive officers with contractual protections in the event of a change of control of the company. As part of FPL’s compensation review in early 2016, the compensation committee asked FPL to review our change of control agreements relative to the peer group, and to advise on best practices and market trends in connection with severance and change of control arrangements for executives. Based on its review of the information provided by FPL, the compensation committee recommended and our board approved new change of control agreements with Mr. Armstrong and Ms. Pickens, which will become effective following the expiration of the current agreements on March 31, 2016. These new agreements have a three-year term beginning April 1, 2016, and are similar to the previous agreements with each executive, except that the new agreements include a reduced severance benefit payable in connection with a qualifying termination not related to a change of control of the company, which the compensation committee believes is consistent with market practices.

We believe that severance protections, including certain levels of protection triggered in connection with a qualifying termination without a change of control, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the real estate industry. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executive officers’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the company during the important time when their prospects for continued employment following a transaction are often uncertain, we provide them with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we also believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

We do not believe that our executive officers should be entitled to receive cash severance benefits following a change of control transaction merely as a result of the occurrence of such a transaction. The payment of cash severance benefits following a change of control transaction is only triggered by an actual or constructive termination of employment following the change of control (i.e. a “double trigger”). In addition, beginning with the awards we granted in March 2016, our long-term incentive awards also provide for a double-trigger. Under the terms of these awards, time-vested RSUs will only accelerate upon a qualifying termination occurring within two years following the change of control, and performance-vested RSUs will not accelerate, but will convert to time-vested RSUs that will vest upon the earlier of the last day of the performance period or a qualifying termination.

The potential severance and change of control benefits payable under these agreements as of December 31, 2015 are more fully described in “Potential Payments upon Termination or Change in Control.”

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation awarded to our executive officers. However, the compensation committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the company with the benefit or value to the executive officer.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain named executive officers unless certain conditions are met. The compensation committee does not have a policy requiring executive compensation to qualify as deductible under Section 162(m), and has retained discretion to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent.

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on March 28, 2016:
James C. Leslie, Chairman
James E. Joseph
Michael D. Madden

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013. Mr. Armstrong and Ms. Pickens were our only executive officers during the fiscal years ended December 31, 2015, 2014 and 2013.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
William H. Armstrong III	2015	$400,000	$700,000	$403,500	$78,097	$1,581,597
Chairman of the Board, President and Chief Executive Officer	2014	400,000	700,000	525,000	69,064	1,694,064
	2013	400,000	750,000	338,700	63,898	1,552,598

Erin D. Pickens	2015	$235,000	$125,000	$94,150	$59,501	$513,651
Senior Vice President and Chief Financial Officer	2014	235,000	110,000	122,500	59,577	527,077
	2013	235,000	110,000	79,030	50,822	474,852

(1)	On February 19, 2015, our compensation committee awarded 30,000 restricted stock units (“RSUs”) to Mr. Armstrong and 7,000 RSUs to Ms. Pickens. The RSUs will ratably convert into shares of our common stock over a four-year period beginning on March 15, 2016, or, if earlier, upon a termination of employment due to death, disability or retirement, or upon a qualifying change of control of the company as described in greater detail below under “Potential Payments upon Termination or Change in Control.” The RSUs are valued on the date of grant at the closing sale price per share of our common stock in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures.

(2)	The amounts reported in the “All Other Compensation” column for 2015 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified, including (a) amounts contributed by the company to defined contribution plans, (b) the dollar value of life insurance premiums paid by the company, (c) director fees and (d) tax gross ups relating to automobile leases. The perquisites and other personal benefits reported include payments for automobile leases. We provide life insurance to all company employees.

	Perquisites and Other Personal Benefits	Additional All Other Compensation
Name	Automobile Leases	Plan Contributions	Life Insurance Premiums	Tax Gross Up (Relating to Automobile Leases)	Director Fees
Mr. Armstrong	$13,131	$45,750	$2,727	$9,489	$7,000
Ms. Pickens	9,731	41,242	2,727	5,801	—

Grants of Plan-Based Awards

Name		All Other Stock
	Grant Date	Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards
William H. Armstrong III	02/19/2015	30,000	$403,500
Erin D. Pickens	02/19/2015	7,000	$94,150

(1)	Reflects RSUs awarded under our 2013 stock incentive plan. See Note 1 under the 2015 Summary Compensation Table above for more information.

For additional information regarding the compensation paid to our named executive officers, see “Compensation Discussion and Analysis.”

Outstanding Equity Awards at December 31, 2015

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
William H. Armstrong III	73,750	$1,505,238
Erin D. Pickens	17,000	$346,970

(1)	Unless the award is forfeited or vesting is accelerated because of a termination of employment or change of control as described below under “Potential Payments upon Termination or Change in Control,” the RSUs held by the named executive officers will vest and be paid out in an equivalent number of shares of our common stock as follows:

Name	RSUs	Vesting Date
Mr. Armstrong	28,750	03/15/16
	22,500	03/15/17
	15,000	03/15/18
	7,500	03/15/19

Ms. Pickens	6,500	03/15/16
	5,250	03/15/17
	3,500	03/15/18
	1,750	03/15/19

(2)	The market value of the unvested RSUs reflected in this table was based on the $20.41 closing market price per share of our common stock on December 31, 2015.

Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
William H. Armstrong III	28,750	$380,213
Erin D. Pickens	6,500	$86,010

(1)	The number of shares acquired is reported on a gross basis. We withheld the necessary number of shares of common stock in order to satisfy withholding taxes from stock awards, thus the named executive officers actually received a lower number of shares of our common stock than the numbers reported in this table.

(2)	The value realized on vesting of RSUs is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Potential Payments upon Termination or Change in Control

Death, Disability, Retirement or Termination Without Cause. Upon termination of employment as a result of death, disability or retirement, or termination of employment by the company without cause at the discretion of the compensation committee, the named executive officer’s outstanding RSUs will vest.

2013 Agreements.

In 2013, we entered into change of control agreements (the “2013 agreements”) with Mr. Armstrong and Ms. Pickens that expire on March 31, 2016. The 2013 agreements entitle each executive to receive additional benefits in the event of the termination of his or her employment under certain circumstances following a change of control.

Termination after Change of Control as a Result of Death, Disability or Retirement.

Each 2013 agreement provides that if, during the three-year period following a change of control, the executive’s employment with the company or its successor is terminated as a result of death, disability or retirement, the executive or his or her legal representatives will receive from the company or its successor any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated.

Termination after Change of Control for Cause or Voluntary Termination without Good Reason.

Each 2013 agreement provides that if, following a change of control, the executive’s employment with the company or its successor is terminated for cause (as defined below) or by the executive for other than good reason (as defined below), the executive will receive from the company or its successor any accrued but unpaid salary.

Termination after Change of Control (without Cause or with Good Reason).

Each 2013 agreement provides that if, during the three-year period following a change of control, the company or its successor terminates the executive without cause, or the executive voluntarily terminates his or her employment for good reason, the executive will receive from the company or its successor:

•	any accrued but unpaid salary and, six months following the termination event, a pro-rata bonus for the year in which he or she was terminated;

•

six months following the termination event, a lump-sum cash payment equal to 2.99 times the sum of (a) the executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the executive for the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

Upon a qualifying change of control of the company, outstanding RSUs granted prior to 2016 will also vest. If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

As a condition to receipt of these benefits, Mr. Armstrong and Ms. Pickens must retain in confidence all confidential information known to him or her concerning our business. Such obligations continue to apply after a change of control. Notwithstanding the timing of benefits noted above, in the event that Mr. Armstrong or Ms. Pickens are considered to be “specified employees” under Section 409A of the Internal Revenue Code at the time of their termination of employment, they may not receive certain severance benefits until the expiration of a six month period following their respective terminations of employment.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements, plans and scenarios discussed above, assuming a December 31, 2015 termination date, and where applicable, using the closing price of our common stock of $20.41 (as reported on the NASDAQ on December 31, 2015). The table does not include amounts that may be payable under our 401(k) plan. We have assumed that all salary payments or any expenses our named executive officers may be due have been paid as of the date this proxy statement is filed. All amounts below include certain estimates and assumptions that exist as of December 31, 2015, and actual amounts or benefits that could be payable to any named executive officer upon a termination of employment or a change of control cannot be known with certainty until the actual event occurs.

Name	Lump Sum Severance Payment	Restricted Stock Units (Unvested and Accelerated) (1)	Health Benefits	Total

William H. Armstrong III
• Death, Disability, Retirement or Termination Without Cause (2)	N/A	$1,505,238	N/A	$1,505,238
• Termination after Change of Control	N/A	1,505,238	N/A	1,505,238
• Termination after Change of Control (without Cause or with Good Reason) (3)	$3,438,500	1,505,238	$20,465	4,964,203
Erin D. Pickens
• Death, Disability, Retirement or Termination Without Cause (2)	N/A	346,970	N/A	346,970
• Termination after Change of Control	N/A	346,970	N/A	346,970
• Termination after Change of Control (without Cause or with Good Reason) (3)	1,031,550	346,970	14,442	1,392,962

(1)	The value of the RSUs that would have vested for each named executive officer is based on $20.41, the closing price of our common stock on December 31, 2015.

(2)	We have assumed for purposes of the table that the compensation committee would only agree to accelerate the vesting of the RSUs upon a termination without cause.

(3)	Pursuant to the terms of the 2013 agreements, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, but for purposes of this table we have not reflected any modifications that could occur as a result of Section 280G of the Internal Revenue Code.

Definition of Disability.

For purposes of the 2013 agreements, a “disability” will generally have occurred if the executive is:

•

entitled to receive benefits under a long-term disability insurance policy maintained by the company or its successor either because he or she is totally disabled or partially disabled as such terms are defined in such policy; or

•

rendered by a physical or mental illness incapable of discharging his or her duties and responsibilities to the company or its successor for a period of 90 consecutive days if there is no long-term disability plan in effect covering the executive.

For purposes of the RSU agreements, a “disability” will generally have occurred if the executive is:

•	unable to engage in any substantial gainful activity as a result of a physical or mental impairment expected to result in death or to last for a continuous period of at least one year; or

•

as a result of any such physical or mental impairment, receiving income replacement benefits for a period of at least three months under an insurance plan covering employees of the executive’s employer.

Definition of Cause.

For purposes of the 2013 agreements, “cause” generally means:

•	the executive’s failure to perform his or her duties with the company or its successor following written demand;

•	the executive’s engagement in conduct that is injurious to the company or its successor; or

•	the final conviction of the executive of a felony or the entering by the executive of a guilty plea or a plea of no contest to a felony.

For purposes of the RSU agreements, “cause” generally means:

•	the executive’s commission of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine);

•	the executive’s engagement in dishonest or unethical conduct;

•	the executive’s commission of any fraud, theft, embezzlement, or misappropriation of funds;

•	the executive’s failure to carry out a directive of his or her superior; or

•	the breach by the executive of the terms of his or her engagement.

Definition of Change of Control.

For purposes of the 2013 agreements and the RSU agreements, a qualifying “change of control” will generally have occurred upon:

•	the acquisition by any person of beneficial ownership of 30% or more of the company’s outstanding common stock;

•

our incumbent board of directors and individuals whose election or nomination to serve on our board was approved by a majority of our board and not related to a proxy contest ceasing for any reason to constitute at least a majority of our board;

•	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the company; or

•	approval by the company’s stockholders of a complete liquidation or dissolution of the company.

Definition of Good Reason.

For purposes of the 2013 agreements, “good reason” generally means:

•

any failure of the company or its successor to provide the executive with the position, duties and responsibilities at least commensurate with the most significant of those held, exercised and assigned prior to the change of control;

•	the assignment to the executive of any duties inconsistent with such executive’s position, duties or responsibilities prior to the change of control;

•	the failure of the company or its successor to comply with the executive’s 2013 agreement; or

•	the company or its successor requiring the executive to be based at any office or location 35 miles or greater from the location at which such executive was based prior to the change of control.

2016 Agreements.

On March 10, 2016, our board of directors approved new severance and change of control agreements (the “2016 agreements”) with Mr. Armstrong and Ms. Pickens. The 2016 agreements take effect April 1, 2016, following the expiration of the 2013 agreements, and will expire on March 31, 2019.

The 2016 agreements contain terms substantially similar to the 2013 agreements except that the 2016 agreements provide each executive with a severance benefit upon a termination by the company without cause or a voluntary termination by the executive with good reason during the term of the agreement. Upon such a termination event the executive will receive from the company (subject to any obligation imposed by Section 409A of the Internal Revenue Code):

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated;

•

a lump-sum cash payment equal to the sum of (a) the executive’s base salary in effect at the time of termination and (b) the average annual bonus awarded to the executive for the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that it is not binding on the company, the board of directors or the compensation committee of the board of directors. However, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the compensation tables and narrative discussion following the compensation tables.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for our 2015 annual meeting of stockholders. Our stockholders approved the “say-on-pay” proposal, with approximately 54.46% of the total votes cast voted for the proposal. Prior to and following our 2015 annual meeting, we sought input from certain of our largest stockholders regarding their specific concerns so that the compensation committee could consider investors’ views with respect to any potential changes to the company’s executive compensation program. Consistent with investor feedback, the compensation committee enhanced our executive compensation program effective for 2016. For more information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Executive Summary—Consideration of Say-on-Pay Vote Results—Changes to Executive Compensation Program in 2016.” This year we are again asking our stockholders to vote on the following resolution:

RESOLVED, That the stockholders of Stratus Properties Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2016 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders, as more fully discussed in “Executive Officer Compensation—Compensation Discussion and Analysis.”

In considering how to vote on this proposal, we encourage you to review the relevant disclosures in this proxy statement, especially the Compensation Discussion and Analysis, which contains detailed information about the recent changes to our executive compensation program.

Although this advisory vote is not binding, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. Currently, we submit the compensation of our named executive officers to an advisory stockholder vote on an annual basis. The next advisory “say-on-pay” vote will occur at our 2017 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Audit Committee Report

The audit committee is currently composed of four directors, Michael D. Madden, Chairman, James E. Joseph, James C. Leslie and Charles W. Porter, all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. John C. Schweitzer, who will serve as a member of the audit committee effective as of the date of our 2016 annual meeting of stockholders, is also independent. In addition, the board has determined that each of Messrs. Joseph, Leslie, Madden, Porter and Schweitzer qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC. We operate under a written charter approved by us and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, (5) the performance of the company’s independent registered public accounting firm and internal audit firm and (6) review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2015 management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, the internal auditor and BKM Sowan Horan, LLP (“BKM”), the company’s independent registered public accounting firm, management’s report on internal control over financial reporting and BKM’s report on their audit of the company’s internal control over financial reporting as of December 31, 2015, both of which are included in the 2015 annual report.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In March 2015, in accordance with our charter, we appointed BKM as the company’s independent registered public accounting firm for 2015. We have reviewed and discussed the company’s audited financial statements for 2015 with management and BKM. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and BKM provided an opinion to the same effect.

We have received from BKM the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with BKM their independence from the company and management. We have also discussed with BKM the matters required to be discussed by PCAOB Auditing Standard No. 16 – Communication with Audit Committees (PCAOB Release No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012).

In addition, we have discussed with BKM the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2015, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. BKM also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the 2015 annual report.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In March 2015, in accordance with our charter, our committee appointed Holtzman Partners, LLP as the company’s internal auditor for 2015.

Dated: March 28, 2016

Michael D. Madden, Chairman	James E. Joseph	James C. Leslie	Charles W. Porter

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the aggregate fees billed for professional services rendered by BKM in 2015 and 2014:

	2015	2014
Audit Fees (1)	$240,000	$240,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit Fees were primarily for professional services rendered to comply with all statutory and financial audit requirements for the company and its subsidiaries and affiliates and certain services related to consultations with the company’s management as to the accounting or disclosure treatment of transactions or events and the impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $15,000 may be pre-approved by the chairman of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairman during any fiscal quarter does not exceed $30,000.

At each regularly scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee. During 2015, none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Proposal No. 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

In March 2016, in accordance with our charter, we appointed BKM as the company’s independent registered public accounting firm for 2016. Our board and the audit committee seek stockholder ratification of the audit committee’s appointment of BKM as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2016. If our stockholders do not ratify the appointment of BKM, the audit committee will reconsider this appointment. Representatives of BKM are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal No. 4: Stockholder Proposal

We have received a stockholder proposal from Carl E. Berg for presentation at the 2016 annual meeting of stockholders. The board opposes the Stockholder Proposal for the reasons stated following the proposal.

The Proposal and the Proponent’s Statement in Support

Resolved: The shareholders of Stratus Properties request that Stratus’s board of directors immediately engage a nationally recognized investment banking firm to explore the prompt sale, merger or other business combination of Stratus so shareholders may realize the true value of their Stratus shares.

Supporting Statement

This proposal is made by Carl Berg, Stratus’s largest shareholder since 2002.

1. The resolution’s proponent believes Stratus’s share value will only be maximized if Stratus is acquired in a sale, merger or other business combination.

2. Stratus’s management has demonstrated an inability to create acceptable shareholder value. As of December 4, 2015, Stratus’s shares are down 33% from their December 31, 2005 closing price. During the same period, Austin area real estate values have appreciated dramatically, the S&P 500 index was up 68% and the MSCI REIT index was up 29%.

3. Based on December 4, 2015 closing price of $15.69, the shares are trading at a 55% discount to management’s recently published net asset value estimate of over $35. The highest closing price over the five years preceding that date was $17.93.

4. CEO compensation is not aligned with shareholder interests or closely tied to performance. Despite Stratus’s unacceptable financial performance and share price, the CEO’s cumulative compensation totaled approximately $13.4 million between 2005 and 2014. His cash compensation increased 63% during the same period.

5. Stratus is again placing inappropriate leverage on its balance sheet to acquire more land and pursue high profile developments. In the past similar actions have imperiled Stratus and resulted in dilutive financings and ill-timed sales of core properties it had held for years. Alarmingly, Stratus’s debt grew from $135 million (adjusted for its portion of joint venture debt) at December 31, 2014 to $255 million at September 30, 2015.

6. Stratus’s recent buyout of its partner in the Block 21 project and pursuit of new shopping-center developments has led Stratus to again encumber all of its properties with a patchwork of mortgage loans and credit facilities, most with floating interest rates and highly restrictive covenants.

7. The proponent believes that Stratus’s significant general and administrative expenses, including significant executive compensation expenses, are a substantial burden on stockholder value. From 2005 through 2014 cumulative income before general and administrative expenses (excluding changes in the deferred tax asset) was $99.5 million, but general and administrative expenses consumed $68.8 million, or 69%, of that income leaving only $30.7 million in cumulative net income applicable to common stockholders for the ten-year period.

8. The proponent believes that Stratus’s assets are relatively liquid at something close to net asset value today before transaction costs and taxes and that the Board of Directors should take immediate steps to realize this value. A five-year plan is entirely unnecessary and fraught with risks.

Vote “FOR” this shareholder proposal to seek to maximize share value.

Board of Directors’ Statement in Opposition

Our board believes stockholders should vote AGAINST the proposal for the following reasons:

In March of 2015, the board of directors announced that it had unanimously approved, and that management was implementing, a five-year plan to maximize value for stockholders. The five-year plan aims to methodically develop certain existing assets and to strategically market other assets of the company. Since the adoption of the five-year plan, the company has consummated several accretive transactions and continues to develop and strategically market properties consistent with the five-year plan.

William H. Lenehan IV, the board designee of Carl E. Berg from May 2012 to May 2015, served on the board of directors at the time the board approved the five-year plan, and he voted in favor of the plan. Mr. Berg’s stockholder proposal, however, calls upon the board of directors to engage a financial advisor to explore a prompt sale, merger or other business combination. The board of directors believes that approval of a proposal to explore a prompt sale, merger or other business combination will adversely affect the value of any potential transaction by creating the impression in the minds of potential purchasers or strategic partners that the company is under pressure to consummate a transaction.

The board of directors is committed to maximizing value for all stockholders. In the exercise of its fiduciary duties to stockholders, the board of directors considers a sale, merger or other business combination to be within the range of potential alternatives for maximizing long-term stockholder value, consistent with the company’s five-year plan. While the board of directors is focused on strengthening the company and positioning it for future growth, any legitimate offers to purchase the company (or all or significantly all of the company’s assets), merge or enter into other business combinations would be given careful consideration by the board of directors.

Vote Required to Approve the Stockholder Proposal

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

FOR THE REASONS SET FORTH ABOVE, OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL.

Certain Transactions

Our written corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, annually by the audit committee. Any such related party transactions will only be approved or ratified if the audit committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. The transactions described below have been reviewed and approved or ratified by the audit committee.

MHLLC Transaction

On March 15, 2012, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Moffett Holdings, L.L.C. (“MHLLC”) pursuant to which we sold to MHLLC 625,000 shares of our common stock, which represented approximately 7.7% of our then-outstanding common stock, for an aggregate purchase price of $5.0 million, or $8.00 per share. In connection with the issuance and sale of such shares of our common stock, we entered into an Investor Rights Agreement with MHLLC, dated March 15, 2012 (the “Investor Rights Agreement”), pursuant to which, among other things, the size of our board of directors was increased from four to five members and MHLLC was granted the right to designate one individual to serve on our board of directors as long as MHLLC and its affiliates beneficially own at least 5.0% of the issued and outstanding shares of our common stock. On March 15, 2012, Charles W. Porter was appointed to our board as a Class III director as the designated director of MHLLC pursuant to the Investor Rights Agreement, and was subsequently elected as a Class III director at our 2013 annual meeting to serve a three-year term. Our board of directors has nominated Mr. Porter for election at our 2016 annual meeting to serve another three-year term as a Class III director.

On March 3, 2014, MHLLC redeemed and purchased the membership interest in MHLLC held by LCHM Holdings, LLC (“LCHM Holdings”). In connection with such redemption, (1) LCHM Holdings received the 625,000 shares of our common stock held by MHLLC and (2) MHLLC and LCHM Holdings entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which MHLLC assigned to LCHM Holdings its rights and obligations under the Investor Rights Agreement. We joined the Assignment and Assumption Agreement for the purpose of consenting to such transactions. Charles W. Porter now serves as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement. As of March 18, 2016, LCHM Holdings owned approximately 7.7% of our outstanding common stock.

Also under the Investor Rights Agreement, LCHM Holdings and its affiliates are limited or prohibited from, among other things, (1) acquiring an additional amount of our securities if the acquisition would result in LCHM and its affiliates having beneficial ownership of more than 24.9% of the outstanding shares of our common stock; (2) commencing any tender offer or exchange for any of our securities; (3) making or proposing a merger or acquisition involving the company; (4) calling a meeting or initiating any stockholder proposal; (5) soliciting proxies or (6) forming, joining, or in any way participating in or entering into agreements with a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with regard to the company. These restrictions will terminate upon the last to occur of (1) the first date on which no director designated by LCHM has served on our board for the preceding six months and (2) the date that LCHM and its affiliates beneficially own less than 5.0% of the issued and outstanding shares of our common stock.

Joint Venture with LCHM Holdings

On February 28, 2011, we entered into a joint venture with MHLLC for the development of Parkside Village, a 90,184-square-foot retail project in the Circle C community. On March 3, 2014, MHLLC redeemed and purchased the membership interest in MHLLC held by LCHM Holdings. The Parkside Village project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, a 8,043-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building.

Our capital contributions to the joint venture totaled $3.1 million, which consisted of a 23.03 acre tract of land located in Austin, Texas, the related property and development agreements for the land and other project costs incurred by the company before February 28, 2011. MHLLC made cash capital contributions to the joint venture totaling $3.8 million, the rights of which were subsequently assigned to LCHM Holdings to fund the development of the project.

In May 2011, the joint venture entered into a construction loan with Comerica Bank to finance the development of Parkside Village, which the joint venture extended and modified in December 2013.

On July 2, 2015, we completed the sale of the Parkside Village property for $32.5 million.

Cumulative distributions of $13.4 million were made to the company ($9.4 million in 2015, $0.5 million in 2014 and $3.5 million in 2013) and $8.0 million to LCHM Holdings ($3.2 million in 2015, $0.7 million in 2014 and $4.1 million in 2013). Accordingly, cumulative distributions to each of the joint venture partners exceeded cumulative contributions from each of the joint venture partners.

As of July 2, 2015, there was $19.1 million outstanding ($0.6 million available) under the Comerica loan. In connection with the sale of the Parkside Village property, we fully repaid the amount outstanding under the Comerica loan.

We were the manager of the joint venture. After the partners were paid a preferred return on their contributions, we received 80% of any distributions and LCHM Holdings received 20%. As the manager of the joint venture with a majority of the voting and profit interest (80%), we consolidated this joint venture in our financial statements.

Financing Arrangements With Diversified Real Asset Income Fund and Nuveen Asset Management

On December 10, 2015, our board of directors appointed John G. Wenker to serve as a director. On March 23, 2016, Mr. Wenker resigned from our board. Mr. Wenker’s decision to resign did not involve any disagreement with the company, the company’s management or our board. Mr. Wenker currently serves as Managing Director, Head of Real Assets for Nuveen Asset Management, LLC (Nuveen) and as Vice President of Diversified Real Asset Income Fund (DRAIF). As of January 1, 2015, we had $23.0 million outstanding under five unsecured term loans with DRAIF, which included an $8.0 million loan that matures on December 31, 2016, a $5.0 million loan and a $3.5 million loan, both of which matured on March 31, 2015, and a $3.5 million loan and a $3.0 million loan, both of which matured on December 31, 2015 (collectively, the DRAIF loans). In addition, as of January 1, 2015, we had a $3.8 million term loan with Nuveen relating to our Magnolia HEB project, which matures in 2016 (the Nuveen loan). The DRAIF loans have an interest rate of 7.25% per annum and the Nuveen loan has an interest rate of 7.00% per annum.

The largest aggregate amount of principal outstanding under the DRAIF loans and the Nuveen loan at any time between January 1, 2015 and March 18, 2016 were $23.0 million and $3.8 million, respectively. As of March 18, 2016, the aggregate amounts of principal outstanding under the $8.0 million DRAIF loan and the Nuveen loan were $8.0 million and $3.8 million, respectively. Between January 1, 2015 and March 18, 2016, $15.0 million of principal and $1.4 million of interest was paid on the DRAIF loans and no principal and $0.3 million of interest was paid on the Nuveen loan.

Appendix A

Supplemental Information Regarding Participants

This Appendix sets forth certain information regarding each person who, under the rules of the SEC, is considered to be a participant in our solicitation of proxies from our stockholders in connection with our 2016 annual meeting of stockholders (collectively, the “Participants”).

The following table sets forth the business name and address of each Participant. Information regarding the present principal occupation of each Participant is set forth under “Information About Nominees and Continuing Directors.”

Name	Business Name and Address
William H. Armstrong III	Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, TX 78701

James E. Joseph	Madden School of Business at Le Moyne College, 1419 Salt Springs Road, Syracuse, NY 13214

James C. Leslie	Leslie Enterprises, L.P., 16250 Knoll Trail Drive, Suite 102, Dallas, TX 75248

Michael D. Madden	BlackEagle Partners, LLC, c/o Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, TX 78701

Charles W. Porter	MG Holdings Services, LLC, c/o Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, TX 78701

John C. Schweitzer	Westgate Corporation, 100 Congress Avenue, Ste. 1600, Austin, TX 78701

Information Regarding Ownership of the Company’s Securities by Participants

Except as described in this Appendix A or otherwise disclosed in this proxy statement, no Participant owns any company securities of record that he does not own beneficially. Information regarding the beneficial ownership of our securities by each Participant as of March 18, 2016 is set forth under “Stock Ownership of Directors, Director Nominees and Executive Officers.”

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each Participant during the past two years (March 18, 2014 through March 18, 2016). No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name of Participant	Transaction Date	Number of Shares of Common Stock	Transaction Description

William H. Armstrong III	03/15/2016	10,157	Withholding to cover taxes due upon vesting of RSUs

	03/14/2016	12,000	Acquisition—grant of RSUs

	03/15/2015	6,715	Withholding to cover taxes due upon vesting of RSUs

	02/19/2015	30,000	Acquisition—grant of RSUs

	02/15/2015	2,291	Withholding to cover taxes due upon vesting of RSUs

James E. Joseph	—	—

James C. Leslie	09/01/2015	2,000	Acquisition—grant of RSUs

	09/01/2015	1,750	Acquisition—exercise of option

	09/04/2014	525	Disposition—open market sales

	09/01/2014	2,000	Acquisition—grant of RSUs

	08/29/2014	2,500	Acquisition—exercise of option

Michael D. Madden	09/01/2015	2,000	Acquisition—grant of RSUs

	09/01/2014	2,000	Acquisition—grant of RSUs

	08/29/2014	2,500	Acquisition—exercise of option

Charles W. Porter	09/01/2015	2,000	Acquisition—grant of RSUs

	12/12/2014	1,000	Acquisition—open market purchases

	09/01/2014	2,000	Acquisition—grant of RSUs

John C. Schweitzer	—	—

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the company’s knowledge: (1) no Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (2) no associate of any Participant owns beneficially, directly or indirectly, any securities of the company; (3) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the company; (4) no Participant nor any associate of a Participant is or was a party to any transaction, since January 1, 2015, or any currently proposed transaction, in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which any Participant, any associate of a Participant or any related person thereof had or will have a direct or indirect material interest; (5) no Participant, nor any associate of a Participant, has any arrangement or understanding with any person (a) with respect to future employment by the company or its affiliates or (b) with respect to any future transactions to which the company or any of its affiliates will or may be a party and (6) no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at our 2016 annual meeting of stockholders.

Information Regarding LCHM Holdings, LLC

Except as described under “Certain Transactions” in this proxy statement, to the company’s knowledge, (1) LCHM Holdings, LLC (“LCHM Holdings”) has no substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at our 2016 annual meeting of stockholders; (2) neither LCHM Holdings nor any of its associates is or was a party to any transaction, since January 1, 2015, or any currently proposed transaction, in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which LCHM Holdings, any of its associates or any related person thereof had or will have a direct or indirect material interest; and (3) neither LCHM Holdings nor any of its associates has any arrangement or understanding with any person (a) with respect to future employment by the company or its affiliates or (b) with respect to any future transactions to which the company or any of its affiliates will or may be a party.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION, DATED APRIL 7, 2016

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Stratus Properties Inc.

common stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-235-8882, on a touch-tone telephone. If outside the U.S. or Canada, call 215-521-1343. Please follow the simple instructions once connected. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet—Please access https://www.proxyvotenow.com/strs, and follow the simple instructions on your screen. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Stratus Properties Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒	To vote, mark blocks below in blue or black ink as follows

The Board of Directors recommends you vote FOR Proposal Nos. 1, 2 and 3 and AGAINST Proposal No. 4.

Proposal No. 1 – Election of two Class III director nominees.
Nominees are:

William H. Armstrong III
Charles W. Porter

☐	FOR ALL NOMINEES	☐	WITHHOLD VOTE FOR ALL NOMINEES	☐	FOR ALL NOMINEES EXCEPT

(Instruction: To withhold authority to vote for either nominee, write the name of such nominee below.)

	FOR	AGAINST	ABSTAIN

Proposal No. 2 – Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

Proposal No. 3 – Ratification of the appointment of BKM Sowan Horan, LLP as our independent registered public accounting firm.	☐	☐	☐

Proposal No. 4 – Stockholder proposal requesting that the board of directors immediately engage a nationally recognized investment banking firm to explore the prompt sale, merger or other business combination of the company.	☐	☐	☐

Date:	, 2016

Signature

Signature (if held jointly)

Title

NOTE: You may specify your voting instructions by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish your shares to be voted on all matters as the Board of Directors recommends. If your voting instructions are not specified, your shares will be voted FOR Proposal Nos. 1, 2 and 3 and AGAINST Proposal No. 4.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION, DATED APRIL 7, 2016

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

STRATUS PROPERTIES INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held on             2016

The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the undersigned’s shares of common stock of Stratus Properties Inc. at the annual meeting of stockholders to be held at              on                     , 2016, at             , and at any adjournment thereof, on all matters coming before the annual meeting. You can obtain directions to              at                     . The proxies will vote your shares: (1) as you specify on the back of this proxy card, (2) as the Board of Directors recommends where you do not specify your voting instructions on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the annual meeting.

If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the back of this proxy card.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed on the other side)